Filed pursuant to rule 424(b)(3)
Registration Statement No. 333-135029
PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED AUGUST 21, 2006)
PROSPECTUS
UP TO 1,550,134 SHARES OF
SPECTRUM PHARMACEUTICALS, INC.
COMMON STOCK
This prospectus supplement no. 3 relates to the offer and sale of up to 1,550,134 shares of our common stock by the selling stockholders named in the prospectus dated August 21, 2006, as supplemented by prospectus supplement no. 1 dated October 22, 2007 and no. 2 dated March 31, 2008 (the “Prospectus”). This prospectus supplement no. 3 should be read in conjunction with the Prospectus.
In connection with our 2006 acquisition of all the oncology drug assets of Targent, LLC, as the successor to Targent, Inc. (“Targent”), Targent is eligible to receive contingent consideration, in the form of either cash or shares, upon the satisfaction of certain milestones. As a result of the satisfaction of one such milestone in 2009, we are issuing 125,000 shares of our common stock, as directed by Targent, to the individuals named in the Selling Stockholders table below. Pursuant to this prospectus supplement no. 3, as required by the registration rights agreement with Targent, we are registering for resale 41,665 of those 125,000 shares. Other than the asset purchase agreement relating to the acquisition and transactions contemplated thereby, there are no material relationships between the Company and Targent or its stockholders.
The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the Prospectus. This table only provides beneficial ownership information with respect to selling stockholders who are receiving shares of our common stock in connection with the achievement of a milestone related to the acquisition of certain assets from Targent, as described above.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Before Offering		Number of Shares	Following the Offering(1)
		% of	of Common Stock		% of
Name	Number	Class	Offered Hereby	Number	Class
The Robert Fowler Johnston Living Trust (2)	376,941	1.16%	21,416	355,525	1.09%
Hephaestos II Trust UAD 12/31/1991	32,565	*	1,868	30,697	*
The Lynn Dixon Johnston Living Trust (2)	41,561	*	2,328	39,233	*
Trust F/B/O William Johnston 11/6/1978	13,531	*	705	12,826	*
William Johnston Trust 07-15-1999	15,704	*	1,630	14,074	*
William M. Johnston GST 6-1-2004	3,625	*	590	3,035	*
Trust F/B/O Bradford Johnston 11/6/1978	43,890	*	2,463	41,427	*
Bradford D. Johnston GST DTD 1/29/02	8,009	*	461	7,548	*
Trust F/B/O Alexandra Johnston 11/06/78	43,890	*	2,463	41,427	*
Alexandra F. Johnston Trust DTD 2-25-2004	8,011	*	462	7,549	*

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Before Offering		Number of Shares	Following the Offering(1)
		% of	of Common Stock		% of
Name	Number	Class	Offered Hereby	Number	Class
Targent Pharmaceuticals, LLC	33,782	*	1,157	32,625	*
Seth Lederman	35,334	*	391	34,943	*
Eli R. Lederman	36,491	*	2,000	34,491	*
James Bell	631	*	36	595	*
Bayard Henry	6,523	*	369	6,154	*
Peter Melhado	2,540	*	72	2,468	*
Lysander, LLC	17,644	*	645	16,999	*
Patrick Maguire	2,407	*	139	2,268	*
Ernest Mario	9,571	*	2,331	7,240	*
Stephen K. Carter	2,407	*	139	2,268	*

*	less than 1%

(1)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus supplement.

(2)	Lynn Dixon Johnston and Robert Fowler Johnston are co-trustees and hold the dispositive voting and investment power over the shares of common stock.
INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” IN OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 AND OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 20, 2009.